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                                                                    EXHIBIT 18.1

Hudson Respiratory Care, Inc.
27711 Diaz Road
Temecula, CA  92590-3438


Re: Form 10-K Report for the year ended December 25, 1998

Gentlemen:

This letter is written to meet the requirements of Regulation S-K for a letter from a registrant's independent public accountants whenever there has been a change in accounting principle or practice.

As of December 25, 1998, the Company changed its method for allocating domestic manufacturing overhead costs to allocate such costs based on machine hours rather than direct labor hours. According to the management of the Company, this change was made to reflect the increasing automation of its manufacturing processes, which, correspondingly, reduces the significance of labor costs and increases the significance of machine hours to the production of its products.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


                                                  /s/ Arthur Anderson LLP
                                                   ARTHUR ANDERSEN LLP


  Orange County, California
  March 1, 1999